Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian M. Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES APPOINTS VIRGINIA HENKELS
TO BOARD OF DIRECTORS

Elkhart, Indiana - September 14, 2017 - LCI Industries (NYSE: LCII), a supplier of components for the leading original equipment manufacturers (“OEMs”) of recreational vehicles (“RVs”) and adjacent industries, and the related aftermarkets of those industries, today announced the appointment of Virginia “Ginnie” Henkels to the Company’s Board of Directors, as an independent director. Henkels will serve on the Board’s Audit and Compensation Committees.

Henkels, 49, was formerly Executive Vice President, Chief Financial Officer and Treasurer of Swift Transportation Company, a $4 billion publicly traded transportation services company headquartered in Phoenix, Arizona, and operating one of the largest fleets of truckload equipment in North America. Prior to joining Swift Transportation Company in 2004, she held several finance and accounting positions with Honeywell International, Inc., a worldwide diversified technology and manufacturing leader, including as Worldwide Revenue Chain and Finance Six Sigma Leader and Director of Financial Planning and Analysis at Honeywell International’s Industry Solutions division.

"We are delighted to welcome Ginnie to our Board," said Jim Gero, Chairman of LCI Industries’ Board of Directors. "Her strong professional background, leadership abilities and her many years of financial accounting experience in the manufacturing and transportation industries will be of significant value to LCI Industries and our stockholders."

Henkels earned a Bachelor of Science degree in Business Administration in 1990 from the University of Arizona and a Master of Business Administration degree from Arizona State University in 1993.

Henkels joins directors James Gero, Jason Lippert, Fred Hegi, David Reed, Jack Lowe, Brendan Deely, Frank Crespo, Kieran O’Sullivan and Tracy Graham on the Company’s Board, each for a one-year term ending at the next annual election of directors.

About LCI Industries

From 52 manufacturing and distribution facilities located throughout the United States and in Canada and Italy, LCI Industries, through its wholly-owned subsidiary, Lippert Components, Inc., supplies, domestically and internationally, a broad array of components for the leading original equipment manufacturers of recreational vehicles; buses; trailers used to haul boats, livestock, equipment and other cargo; trucks; pontoon boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; vinyl, aluminum and frameless windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; televisions and sound systems; navigation systems; backup cameras; appliances; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

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